Exhibit 99.1

3560 Bassett Street, Santa Clara CA 95054

Jeff Andreson	Claire McAdams
Chief Financial Officer	Investor Relations
(408) 986-9888	(530) 265-9899
INTEVAC ANNOUNCES THIRD QUARTER 2010 FINANCIAL RESULTS
Santa Clara, Calif.—November 1, 2010—Intevac, Inc. (Nasdaq: IVAC) today reported financial results for the quarter and nine months ended October 2, 2010.
Highlights for the third quarter include:
•	Total revenues of $64.6 million, up 237% year-on-year

•	Gross margin increased to 45.8%

•	Record operating margin of 23.8%
“We are pleased to report continued strong operational execution and financial performance in the third quarter, with revenues at the high end of guidance and profitability exceeding our targets,” commented Kevin Fairbairn, president and chief executive officer of Intevac. “Expected growth in the hard drive industry has moderated for the second half of 2010, yet we remain on track to deliver revenue and operating profitability exceeding our initial expectations going into this year.
“We continue to execute on expanding our served markets, with increasing traction of our new products. In August, we announced our first Lean SolarTM order for a depositon system to be used in the manufacturing of crystalline silicon solar cells. We shipped our first NanoVistaTM solar cell inspection system in the third quarter, and have shipped our first ContinuumTM mainframe in the current quarter. In our Photonics business, we achieved another record revenue quarter and made progress ramping several new products,” concluded Mr. Fairbairn.
Third Quarter 2010 Summary
Net income was $13.2 million, or $0.58 per diluted share, compared to a net loss of $1.8 million, or $0.08 per diluted share, in the third quarter of 2009.
Revenues were $64.6 million, including $55.9 million of Equipment revenues and Intevac Photonics revenues of $8.8 million. Equipment revenues consisted of eight 200 Lean systems, upgrades, spares and service. Intevac Photonics revenues consisted of $5.2 million of research and development contracts and $3.5 million of product sales or 40.3% of Photonics revenues. In the third quarter of 2009, revenues were $19.2 million, including $12.3 million of Equipment revenues and Intevac Photonics revenues of $6.9 million, which included $2.3 million of product sales.
Equipment gross margin improved to 48.8%, compared to 48.2% in the third quarter of 2009, primarily as a result of increased revenues and improved factory utilization, partially offset by a higher mix of system shipments. Intevac Photonics gross margin of 26.4% decreased compared to 40.1% in the third quarter of 2009, reflecting the higher initial production costs of our digital night-vision camera module to our NATO customer and lower margins on technology development programs. Consolidated gross margin improved to 45.8%, compared to 45.3% in the third quarter of 2009. Operating expenses were $14.2 million, compared to $12.4 million in the third quarter of 2009.
Order backlog totaled $64.9 million on October 2, 2010, compared to $113.8 million on July 3, 2010 and $52.2 million on September 26, 2009. Backlog as of October 2, 2010 includes six 200 Lean systems, compared to fourteen on July 3, 2010 and five on September 26, 2009.
First Nine Months 2010 Summary
Net income was $26.9 million, or $1.18 per diluted share, compared to a net loss of $12.1 million, or $0.55 per diluted share, for the first nine months of 2009.
Revenues were $166.4 million, including $141.5 million of Equipment revenues and Intevac Photonics revenues of $24.9 million, compared to revenues of $43.8 million, including $24.5 million of Equipment revenues and Intevac Photonics revenues of $19.3 million, for the first nine months of 2009.
Equipment gross margin improved to 47.1%, compared to 41.4% in the first nine months of 2009, primarily as a result of increased revenues and improved factory utilization. Intevac Photonics gross margin of 25.7% decreased compared to 37.9% in the first nine months of 2009, reflecting the higher initial production costs of our digital night-vision camera module to our NATO customer and lower margins on technology development programs. Consolidated gross margin improved to 43.9%, compared to 39.9% in the first nine months of 2009. Operating expenses were $41.9 million, compared to $38.9 million in the first nine months of 2009.
Conference Call Information
The company will discuss its financial results and outlook in a conference call today at 1:30 p.m. PDT (4:30 p.m. EDT). To participate in the teleconference, please call toll-free (877) 334-0811 prior to the start time. For international callers, the dial-in number is (408) 427-3734. You may also listen live via the Internet at the company’s website, www.intevac.com, under the Investors link, or at www.earnings.com. For those unable to attend, these web sites will host an archive of the call. Additionally, a telephone replay of the call will be available for 48 hours beginning today at 7:30 p.m. EDT. You may access the replay by calling (800) 642-1687 or, for international callers, (706) 645-9291, and providing Replay Passcode 15545589.
About Intevac
Intevac was founded in 1991 and has two businesses: Equipment and Intevac Photonics.
Equipment Business: We are a leader in the design, development and marketing of high productivity lean manufacturing systems and have been producing Lean Thinking platforms since 1994. We are the leading supplier of magnetic media processing systems to the hard drive industry and offer high productivity solutions to the photovoltaic and semiconductor industries.
Intevac Photonics: We are a leader in the development and manufacture of leading edge, high-sensitivity imaging products and vision systems, as well as table-top and handheld Raman instruments. Markets addressed include military, industrial, medical and scientific.
For more information call 408-986-9888, or visit the company’s website at www.intevac.com.
200 Lean ® is a registered trademark, and Continuum TM, LEAN SOLAR TM and NanoVistaTM are trademarks, of Intevac, Inc.

Safe Harbor Statement
This press release includes statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (the “Reform Act”). Intevac claims the protection of the safe-harbor for forward-looking statements contained in the Reform Act. These forward-looking statements are often characterized by the terms “may,” “believes,” “projects,” “expects,” or “anticipates,” and do not reflect historical facts. Specific forward-looking statements contained in this press release include, but are not limited to: growth for hard drives, our financial performance in 2010, industry acceptance of our new products, and the expected momentum of the Photonics business. The forward-looking statements contained herein involve risks and uncertainties that could cause actual results to differ materially from the company’s expectations. These risks include, but are not limited to: a slowdown in demand for hard drives, a lack of penetration of our new products and the failure to achieve historical growth rates for the Photonics business, each of which could have a material impact on our business, our financial results, and the company’s stock price. These risks and other factors are detailed in the company’s regular filings with the U.S. Securities and Exchange Commission.

INTEVAC, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited, in thousands, except per share amounts)

	Three months ended		Nine months ended
	October 2, 2010	September 26, 2009	October 2, 2010	September 26, 2009

Net revenues
Equipment	$55,868	$12,293	$141,453	$24,477
Intevac Photonics	8,759	6,862	24,914	19,304

Total net revenues	64,627	19,155	166,367	43,781

Gross profit	29,584	8,678	73,096	17,456
Gross margin
Equipment	48.8%	48.2%	47.1%	41.4%
Intevac Photonics	26.4%	40.1%	25.7%	37.9%

Consolidated	45.8%	45.3%	43.9%	39.9%

Operating expenses
Research and development	7,063	6,840	20,618	22,255
Selling, general and administrative	7,148	5,551	21,273	16,654

Total operating expenses	14,211	12,391	41,891	38,909

Operating income (loss)
Equipment	16,878	(1,836)	37,534	(14,306)
Intevac Photonics	(876)	(628)	(3,501)	(3,248)
Corporate	(629)	(1,249)	(2,828)	(3,899)

Total operating income (loss)	15,373	(3,713)	31,205	(21,453)

Interest and other income (expense)	(84)	122	379	780

Profit (loss) before income taxes	15,289	(3,591)	31,584	(20,673)
Provision(benefit) for income taxes	2,110	(1,799)	4,638	(8,621)

Net income (loss)	$13,179	$(1,792)	$26,946	$(12,052)

Income (loss) per share
Basic	$0.59	$(0.08)	$1.21	$(0.55)
Diluted	$0.58	$(0.08)	$1.18	$(0.55)
Weighted average common shares outstanding
Basic	22,383	22,014	22,288	21,942
Diluted	22,887	22,014	22,931	21,942

INTEVAC, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except par value)

	October 2, 2010	December 31, 2009
	(Unaudited)	(see Note)
ASSETS
Current assets
Cash, cash equivalents and short-term investments	$118,843	$23,592
Accounts receivable, net	33,581	44,756
Inventories	26,640	19,100
Deferred income tax assets	1,184	1,515
Prepaid expenses and other current assets	6,967	6,687

Total current assets	187,215	95,650

Long-term investments	10,358	66,249
Property, plant and equipment, net	13,639	12,351
Deferred income tax assets	12,767	16,541
Goodwill	7,905	7,905
Other intangible assets, net	3,120	3,537
Other long-term assets	4,414	1,145

Total assets	$239,418	$203,378

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities
Accounts payable	$6,863	$4,701
Accrued payroll and related liabilities	10,149	2,784
Other accrued liabilities	6,519	11,104
Customer advances	9,779	13,180

Total current liabilities	33,310	31,769

Other long-term liabilities	1,552	252
Stockholders’ equity
Common stock ($0.001 par value)	22	22
Additional paid in capital	138,253	134,071
Accumulated other comprehensive income (loss)	243	(1,828)
Retained earnings	66,038	39,092

Total stockholders’ equity	204,556	171,357

Total liabilities and stockholders’ equity	$239,418	$203,378

Note: Amounts as of December 31, 2009 are derived from the December 31, 2009 audited consolidated financial statements.